EXHIBIT 99.1


FOR IMMEDIATE RELEASE
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CONTACT:  Michael T. Pieniazek, Executive VP           Jeffery Lamberson or Richard Carpenter
          Equidyne Corporation                         American Financial Communications
          (978) 692-6680                               (415) 380-3880
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         EQUIDYNE CORPORATION RECEIVES $40 MILLION FROM SALE OF ROSCH AG
                              MEDIZINTECHNIK STOCK

    -SCHRODER SALOMON SMITH BARNEY ACTED AS SOLE LEAD MANAGER IN PLACEMENT TO
                     MAJOR EUROPEAN INSTITUTIONAL INVESTORS-

WESTFORD, Massachusetts, October 5, 2000...EQUIDYNE CORPORATION (OTCBB:INJX) announced today that it has sold its 19.52% (percent) holding in Rosch AG Medizintechnik ("Rosch AG") through a placement to a number of major European institutional investors. The placement, which was sole lead managed by Schroder Salomon Smith Barney, amounted to a total of 936,750 shares. Equidyne Corporation will receive approximately $40 million in proceeds from the sale. These proceeds are in addition to the $10 million the company received from an earlier sale of Rosch AG stock in August 2000.

J. Randall Nelson, President and Chief Executive Officer, stated, "This most recent sale of Rosch AG shares, following strong demand from European investors, will add to our strong cash position. Having recently completed a combined cash infusion of approximately $50 million, the Company is now financially very strong and will be accelerating the expansion of our national and international production, distribution, and marketing and sales capabilities. Equidyne Corporation remains committed to working with Rosch AG to make INJEX(TM) the worldwide choice of needle-free drug delivery systems, and this latest infusion of capital will accelerate our journey to that end. We are very pleased to have Salomon Smith Barney working with us and appreciate their fine efforts in assisting us in this placement."

Equidyne Corporation (www.equidyne.com) through Equidyne Systems, Inc., a
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wholly-owned subsidiary based in San Diego, California, and Rosch AG
Medizintechnik, based in Berlin, Germany are focused on making the INJEX(TM) System the worldwide leader in needle-free drug delivery for subcutaneous and intramuscular injections. Equidyne is responsible for the U.S., Canada, South America and the Asian markets while Rosch AG is responsible for the European market. The INJEX(TM) needle-free injector is a compact, uncomplicated device that delivers a virtually painless injection through the skin in a fraction of a second, and eliminates needle stick and disposal problems. For medications requiring injection, we believe the INJEX(TM) System is by far the most comfortable and economical product on the market.

THE STATEMENTS CONTAINED IN THIS NEWS RELEASE THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS THAT MAY INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS CONTAINED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THE EFFECT OF LOSSES AND OTHER FACTORS ON THE COMPANY'S CREDIT FACILITIES, BUSINESS AND RESULTS OF OPERATIONS; THE COMPANY'S LIMITED CAPITAL RESOURCES AND ITS ABILITY TO FULFILL ITS EXISTING OBLIGATIONS AND ONGOING CAPITAL NEEDS; RISKS ASSOCIATED WITH EXCESS OR OBSOLETE INVENTORY; THE POTENTIAL IMPAIRMENT OF ASSETS; THE COMPANY'S DEPENDENCE ON KEY CUSTOMERS AND THEIR FINANCIAL VIABILITY; THE IMPACT OF COMPETITION; AND THE COMPANY'S ABILITIES TO EFFECTIVELY MANAGE GROWTH. THESE AND OTHER RISK FACTORS ARE DISCUSSED IN THE COMPANY'S FILINGS ON FORMS 8-K, 10-QSB AND 10-KSB.
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